INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

     This Interim Investment Sub-advisory Agreement ("Agreement") is made and entered into as of August 1, 2016 by and among Starboard Trust, a Delaware Statutory Trust ("Trust"), Cavalier Investments Inc., a Massachusetts Limited Liability Company ("Advisor") and Beaumont Financial Partners LLC., DBA Beaumont Capital Management, a Massachusetts Limited Liability Company ("Sub-Advisor").

     WHEREAS,  the   Advisor  acts  as  the   investment  advisor  to  the   Cavalier  Global Opportunities Fund, a series of the Trust ("Fund"), pursuant to that certain Interim Investment Advisory Agreement, dated August 1, 2016, between the Advisor and the Trust with respect to the Fund ("Advisory Agreement");

     WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies, and limitations;

     WHEREAS, the Trust currently offers shares in multiple series, may offer shares of additional series in the future, and intends to offer shares of additional series in the future;

     WHEREAS, each of the Advisor and Sub-Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and engages in the business of asset management; and

     WHEREAS, the Advisor, subject to the approval of the Board of Trustees of the Trust ("Trustees"), desires to retain the Sub-Advisor  on an interim basis subject to Rule 15(a)(4) under the Investment Company Act to assist the Advisor in rendering certain investment management services to the Fund, and the Sub-Advisor is willing to render such services;

     WHEREAS, the Trustees, including a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, by a vote cast in person at a meeting called for the purpose of voting on such approval have approved this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.  Engagement and Obligations  of Sub-Advisor.   The Advisor hereby appoints and retains the Sub-Advisor to act as a sub-advisor to the Advisor and to provide the following services for the period and on the terms and conditions set forth in this Agreement.

      (a)  Services.   The Sub-Advisor agrees to perform the following services (the "Services"):

(i)
subject to the supervision of the Trustee's and the Advisor, the Sub-Advisor will provide a continuous investment program for the portion of the Fund's portfolio allocated to the Sub-Advisor by the Advisor and determine the composition of the assets of the Fund's  portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in such portion of the Fund's portfolio;

(ii)	select brokers and dealers to execute the purchase and/or sale, consistent with the Sub-Advisor's duty to seek "best execution" on behalf of the Fund, of portfolio securities of the Fund;

(iii)	provide the Advisor and the Fund with such records concerning the Sub- Advisor's activities under this Agreement as the Advisor and the Fund may request from time to time or as otherwise required by applicable law; and

(iv)	render regular reports to the Advisor and the Trustees concerning the Sub- Advisor's discharge of the foregoing responsibilities.

The Sub-Advisor shall discharge the foregoing responsibilities subject to the control of the Trustees and officers of the Fund and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund's objectives, policies, and limitations as set forth in its prospectus ("Prospectus"), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Sub-Advisor under this Agreement may be furnished through the medium of any directors, officers or employees of the Sub-Advisor or through such other parties as the Sub-Advisor may determine from time to time.

      (b)  Expenses and  Personnel.  The Sub-Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

      (c)  Books and Records.   All books and records prepared and maintained by the Sub-Advisor for the Advisor and/or the Fund under this Agreement shall be the property of the Advisor and/or the Fund and, upon reasonable request therefor, the Sub-Advisor shall surrender to the appropriate party such of the books and records so reasonably requested.

     2.  Compensation of the Sub-Advisor.  The Advisor will pay to the Sub-Advisor an investment advisory fee (the "Fee") equal to an annualized rate of the average daily net assets of the Fund as follows:

Fund Net Assets	Fee Rate
$0 to $10 Million	0 basis points
$10 to $20 Million	10 basis points
$20 Million to $100 Million	45 basis points only on those assets under management ("AUM") above 20 Million
Above $100 Million	45 basis points (on all AUM)

The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of  the  Fund  determined  in  the  manner described in  the  Fund's  Prospectus and/or Statement of Additional Information, and shall be paid to the Sub-Advisor by the Advisor on a quarterly basis within a 30 day period at the conclusion of each quarter. The Fund will not pay a direct fee to the Sub-Advisor.

The investment sub-advisory fee shall be held in an interest-bearing escrow account with the Fund's custodian ("Escrow Amount").  The Escrow Amount shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund's Prospectus and/or Statement of Additional Information, and shall be paid into the escrow account within five (5) days after such calculation;

If a majority of the Fund's outstanding voting securities ("majority of shareholders") approve a new investment advisory contract with the Advisor within 150 days of this Interim Sub-Advisory Agreement, the Escrow Amount (including interest, but less any bank fee on the escrow account) will be paid to the Sub-Advisor.

If a majority of shareholders do not approve a new investment advisory contract within 150 days of this Interim Sub-Advisory Agreement, the Sub-Advisor will be paid, out of the escrow account, the lesser of: (i) any costs incurred by the Sub-Advisor in performing services under this Interim Sub- Advisory Agreement (including interest, but less any bank fee on the escrow account); or (ii) the Escrow Amount (including interest, but less any bank fee on the escrow account).  Any fee paid to the Sub-Advisor under this paragraph must be pre-approved by the Trust's Board of Trustees. The Fund will not pay a direct fee to the Sub-Advisor.

     3.  Status  of Investment Sub-Advisor. The services of the Sub-Advisor to the Advisor, and the Fund are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others (including, without limitation, any other registered investment management company, or series thereof) so long as its Services to the Fund are not impaired thereby.  The Sub- Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor or the Fund in any way or otherwise be deemed an agent of the Advisor or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Advisor, who may also be a trustee, officer or employee of the Advisor or the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     4.   Permissible Interests.   Trustees,  agents, and  stockholders  of  the  Fund  and  the Advisor are or may be interested in the Sub-Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Sub-Advisor are or may be interested in the Advisor or the Fund as trustees, directors, officers, stockholders or otherwise; and the Sub-Advisor (or any successor) is or may be interested in the Advisor or the Fund as a stockholder or otherwise.

     5.  Limits of Liability; Indemnification. The Sub-Advisor assumes no responsibility under this Agreement other than to render the Services called for hereunder.  The Sub-Advisor shall not be liable for any error of judgment or for any loss suffered by the Advisor or the Fund  in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933, as amended ("1933 Act"), except for information supplied by the Sub-Advisor for inclusion therein.

     The Sub-Advisor will indemnify the Advisor and its directors, members, partners, officers, employees and agents ("Advisor Parties") against and hold the Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from  any claim, demand, action or suit which  results from the Sub-Advisor Parties'  (as  such  term  is  defined  immediately  below)  willful  misfeasance,  bad  faith,  gross negligence or reckless disregard of the Sub-Advisor's obligations and duties under this Agreement.

     The Advisor will indemnify the Sub-Advisor and its directors, members, partners, officers, employees and agents ("Sub-Advisor Parties") against and hold the Sub-Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Advisor Parties' willful misfeasance, bad faith, gross negligence or reckless disregard of the Advisor's obligations and duties under this Agreement.

     6.  Term.  This Agreement shall remain in effect for an initial term of 150 days from the effective date, provided that:

(a).
The Trust may, at any time and without the payment of any penalty, terminate this Interim  Sub-Advisory  Agreement  upon  10  calendar  days'  written  notice  of  a decision  to  terminate  this  Interim  Sub-Advisory  Agreement  by  (i)  the  Trust's trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b).	The Interim Sub-Advisory Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act and the rules thereunder);

(c).	The Sub-Advisor may, at any time and without the payment of any penalty, terminate this Interim Sub-Advisory Agreement upon 60 calendar days' written notice to the Fund and Trust; and

(d).	The Interim Sub-Advisory Agreement shall terminate immediately upon approval by the Fund's shareholders of a new investment advisory agreement between the Trust and the Advisor.

     7.     Prohibited  Conduct.  The Sub-Advisor  may not consult with any other sub-advisor of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Fund, except that such consultations are permitted between the current  and successor sub-advisor of the Fund in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the Act.

     8.  Use of Names.

(a)       It is understood that the name "Cavalier Investments and Cavalier Global Opportunities  Fund"  or any  derivative  thereof  or  logo  associated  with  that  name  is  the valuable property of the Advisor and/or its affiliates, and that the Sub-Advisor has the right to use such name (or derivative or logo) only with the approval of the Advisor and only so long as the Advisor is Advisor to the Trust and/or the Fund.  Upon termination of the Advisory Agreement between the Trust and the Advisor, the Trust or the Advisor shall notify the Sub- Advisor ofthe termination of the Advisory Agreement and the Sub-Advisor shall as soon as is reasonably possible cease to use such name (or derivative or logo).

(b)        It is  understood  that  the  names  "Beaumont  Financial  Partners,  Beaumont Capital Management,  BCM and BCM Decathlon Growth Tactics" or any derivative thereof or logos associated with those names are the valuable property of the Sub-Advisor and its affiliates and that the Trust and/or the Fund have the right to use such names (or derivatives or logos) in offering materials ofthe Trust with the approval of the Sub-Advisor and for so long as the Sub-Advisor  is a sub-advisor to the Trust and/or the Fund.  Upon termination of this Agreement  between  the  Advisor,  and  the  Sub-Advisor,  the  Trust  shall  as  soon  as  is reasonably possible cease to use such names (or derivatives or logos).

     9.  Cooperation; Confidentiality.  Each  party to  this  Agreement  agrees  to cooperate with  each  other  party  and  with  all  appropriate  governmental  authorities  having  the  requisite jurisdiction (including,  but  not  limited  to, the  U.S. Securities  and  Exchange  Commission  (the "SEC") in connection with any investigation or inquiry relating to this Agreement or the Trust.  If any party to this Agreement becomes legally compelled to disclose any confidential information of the other party or is served with any regulatory request, subpoena, discovery device, court order or other legal process seeking confidential information of the other party, the party being so compelled, prior to such disclosure and to the extent permitted by law, shall first provide the other party with prompt written notice of such disclosure obligation and cooperate, if requested, with the other party in its attempts to prevent such disclosure.

     Subject to the foregoing, the Sub-Advisor shall treat as confidential all information pertaining to the Trust and actions of the Trust, the Advisor and the Sub-Advisor, and the Advisor shall treat as confidential and use only in connection with the Fund all information furnished to the Trust or the Advisor by the Sub-Advisor, in connection with its duties under the Agreement except that the aforesaid information need not be treated as confidential if required to be disclosed under Applicable Law or at the request of regulators or self-regulatory organizations, if generally available to the public through means other than by disclosure by the Sub-Advisor or the Advisor, or  if available from a source other than the Advisor, Sub-Advisor or the Trust.  Notwithstanding any of the foregoing the Sub-Advisor may disclose confidential information if specifically authorized by the Advisor or the Trust and the Advisor or the Trust may disclose confidential information if specifically authorized by the Sub-Advisor.

     10.     Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only  by an  instrument in  writing signed by the  party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust's outstanding voting securities.

     11.  Applicable   Law.    This  Agreement  shall  be construed  in  accordance  with,  and governed by, the substantive laws of the State ofDelaware,  without regard to the principles ofthe conflict of laws or the choice of laws, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Advisers Act or rules or orders of the SEC thereunder.

     12.  Representations and Warranties.

(a)       Representations and  Warranties of the Sub-Advisor.  The Sub-Advisor hereby represents and warrants to the Advisor and the Fund as follows: (i) the Sub-Advisor is a Limited Liability Company duly organized and in good standing under the laws of the State of Massachusetts and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Sub-Advisor is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)       Representations and Warranties of the Advisor.   The Advisor hereby represents and warrants to the Sub-Advisor as follows: (i) the Advisor is a Limited Liability Company duly organized and in good standing under the laws of the State of [State] and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

     13.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemd to be severable.

     14.      Notice. Any notice must be in writing and shall be deemed to have been given when (1) delivered in  person, (2)  dispatched  by telegram or electric facsimile  transfer  (confinned  in writing by postage prepaid first class mail simultaneously dispatched), (3) sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust: Starboard Trust
116 S Franklin Street, PO Box 69
Rocky Mount, NC 27802-0069

If to the Advisor:
Cavalier Investments Inc.
50 Braintree Hill Office Park #105
Braintree, MA  02184

If to the Sub-Advisor
Beaumont Financial Partners, LLC
250 1st Avenue
Needham, MA 02494
Attn: David M. Haviland

     15.  Notice of Certain Changes in Sub-Advisor. The Sub-Advisor is hereby obligated to notify the Fund and Advisor if there is a material change in the Sub-Advisor's  equity ownership, whether, as the case may be, of members, shareholders, general or limited partners, or senior executive personnel, within a reasonable time after such change takes place.

     16.  Arbitration. In the event of any dispute or disagreement  between the parties to this contract arising out of or in relation to the interpretation, application or meaning of this Agreement, or with respect to compliance with its provisions, the Trust, Advisor and Sub-Advisor will meet in good faith to attempt to resolve such dispute or disagreement. If the parties are unable to resolve such dispute or disagreement through such meetings, within thirty days after receipt of written notice by either  party  from  the other  that such a dispute or disagreement  exists, such dispute or disagreement  will be submitted for arbitration to the American Arbitration Association ("Association")  at its offices in Boston, Massachusetts, in accordance  with the procedures, rules and regulations of the Association.  Any dispute or disagreement submitted for arbitration, wherein money damages are claimed, shall be only for  actual damages and we expressly  agree that no claims for punitive damages or multiple damages in excess of actual damages shall be made by either party against the other. Any judgment  upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In any such arbitration, each party will bear its own with the arbitration. Unless mutually agreed to by both parties in writing, there shall be no obligation to arbitrate changes in or additions to the terms of this Agreement and no arbitrator shall have the power to add or subtract from the terms of this Agreement. All arbitration proceedings will be conducted in Massachusetts.

     17.  Miscellaneous.

       (a)       The term "affiliate" or "affiliated person" as used in this Agreement shall mean "affiliated person" as defined in Section 2(a)(3) of the Act.

       (b)       The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

       (c)       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

       (d)       Nothing herein shall be construed as constituting the Sub-Advisor as an agent of the Advisor, or constituting the Advisor as an agent of the Sub-Advisor.

       (e)       The Advisor and the Sub-Advisor each affirm that it has procedures in place reasonably designed to  protect the privacy of  non-public personal consumer/customer financial information.

       (f)        The Trust, the Advisor and the Sub-Advisor acknowledge that each may have obligations under the laws and regulations of the United States to verifY the source of funds and identity of investors in accordance with the USA Patriot Act, and any rules or regulations adopted thereunder (collectively the "Patriot Act"). Each party agrees to assist the other parties in monitoring transactions in accordance with the Patriot Act. If required by applicable law or regulation, each party shall provide the other parties with documentation evidencing the identity of a beneficial owner or owners of shares of the Fund upon request when a party is required by a law, court order, or by administrative or regulatory entity to disclose the identity of the beneficial owner(s).

       (g)      This Agreement may be executed in counterparts, all of which together shall constitute one Agreement, binding on all the parties.

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[Signature pages follow]

     IN WITNESS WHEREOF, the parties have caused this AGreement to be executed as of the day and the year first written above.

TRUST	INVESTMENT ADVISOR

/s/ Katherine M. Honey	/s/ Gregory A. Rutherford

By: Katherine M. Honey	By: Gregory A. Rutherford, CFP

Title: President	Title:

INVESTMENT SUB-ADVISOR

BEAUMONT FINANCIAL PARTNERS, LLC.

/s/ David M. Haviland

By: David M. Haviland

Title: Partner